February 14, 1997




The Life Insurance Company of Virginia
6610 West Broad Street
Richmond, Virginia 23230

         RE:      Registrations No. 33-17428, 33-76334 and 33-76336
                  Life of Virginia Separate Account 4

Gentlemen:

This opinion is furnished in connection with the preparation and filing by The Life Insurance Company of Virginia with the Securities and Exchange Commission of a certain notice to be filed pursuant to the provisions of Rule 24f-2, under the Investment Company Act of 1940, making definite in amount the registration of those securities set forth in the notices issued by Life of Virginia Separate Account 4 in connection with the offer and sale of flexible premium variable deferred annuity policies during the period from January 1, 1996 through December 31, 1996.

I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

         1. The Life Insurance Company of Virginia is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable deferred annuity policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

         2.       Life of Virginia  Separate  Account 4 is a duly authorized and
                  existing   separate  account   established   pursuant  to  the
                  provisions of Section 38.2-3113 of the Code of Virginia.

         3. The interests in Life of Virginia Separate Account 4 (as represented by the flexible premium variable deferred annuity policies whose cash values were held in the separate account) that were issued during the period between January 1, 1996 through December 31, 1996 were legally issued, fully paid and non-assessable.


I consent to the filing of this opinion in conjunction with the filing of the aforementioned notice pursuant to paragraph (b)(2) of Rule 24f-2.


Very truly yours,

/s/ WILLIAM E. DANER, JR.

William E. Daner, Jr.
Counsel






F:\user\lv2980\daner\lovsf\sep-acct\24f-2-97.4b